As filed with the Securities and Exchange Commission on _________, 2013

Registration No. 333-178093

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)
Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 I.R.S. Employer Identification Number)

321 N. Harvey, P.O. Box 321 Oklahoma City, Oklahoma 73101-0321 (405) 553-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

PETER B. DELANEY
Chairman of the Board, President and Chief Executive Officer
OGE ENERGY CORP.
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
ROBERT J. JOSEPH Jones Day 77 West Wacker Chicago, Illinois 60601 (312) 269-4176

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Additional Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,001,171	(2)	(2)	(2)

(1)
Amending the Registration Statement pursuant to Rule 416(b) to increase the number of shares of common stock registered by this Registration Statement from 5,000,000 to 7,001,171 to reflect two-for-one stock split.

(2)	Pursuant to Rule 416(b), no registration fee is required to increase the number of shares being registered as a result of a stock split.

EXPLANATORY NOTE
(Not Part of the Prospectus)

The Board of Directors of the Registrant approved a two-for-one stock split to be effected by a 100% stock dividend payable July 1, 2013. Pursuant to Rule 416(b), this Post Effective Amendment No. 1 increases the number of registered shares to reflect the stock split. Accordingly, 7,001,171 shares of the Registrant's Common Stock are now registered by Registration Statement No. 333-178093 to be issued pursuant to the OGE Energy Automatic Dividend Reinvestment and Stock Purchase Plan.

RETROACTIVE PRESENTATION FOR TWO-FOR-ONE STOCK SPLIT

The following is presented to reflect the retrospective application of a two-for-one stock split with respect to the financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2012. Effective July 1, 2013, each shareholder of record received two shares for every one share of Company stock owned by the shareholder.

The following selected financial information revises historical information to illustrate the effects of the stock split for the periods presented. This data should be read in conjunction with our audited consolidated financial statements and the accompanying notes for the year ended December 31, 2012 as included in our Annual Report on Form 10-K, which is incorporated by reference in the prospectus.

Year ended December 31	2012	2011	2010	2009	2008
SELECTED FINANCIAL DATA
(In millions, except per share data)

Results of Operations Data:
Operating revenues	$3,671.2	$3,915.9	$3,716.9	$2,869.7	$4,070.7
Cost of goods sold	1,918.7	2,277.9	2,187.4	1,557.7	2,818.0
Gross margin on revenues	1,752.5	1,638.0	1,529.5	1,312.0	1,252.7
Operating expenses	1,075.6	991.3	935.6	820.1	790.6
Operating income	676.9	646.7	593.9	491.9	462.1
Interest income	0.6	0.5	—	1.4	6.7
Allowance for equity funds used during construction	6.2	20.4	11.4	15.1	—
Other income	17.0	19.3	13.7	27.5	15.4
Other expense	16.5	21.7	17.9	16.3	25.6
Interest expense	164.1	140.9	139.7	137.4	120.0
Income tax expense	135.1	160.7	161.0	121.1	101.2
Net income	385.0	363.6	300.4	261.1	237.4
Less: Net income attributable to noncontrolling interests	30.0	20.7	5.1	2.8	6.0
Net income attributable to OGE Energy	$355.0	$342.9	$295.3	$258.3	$231.4
Basic average common shares outstanding (A)	197.1	195.8	194.7	192.4	184.8
Diluted average common shares outstanding (A)	198.1	198.5	197.8	194.3	185.7
Basic earnings per average common share attributable to OGE Energy common shareholders (A)	$1.80	$1.75	$1.52	$1.34	$1.25
Diluted earnings per average common share attributable to OGE Energy common shareholders (A)	$1.79	$1.73	$1.49	$1.33	$1.25
Dividends declared per common share (A)	$0.79750	$0.75875	$0.73125	$0.71375	$0.69875
Balance Sheet Data (at period end):
Property, plant and equipment, net	$8,344.8	$7,474.0	$6,464.4	$5,911.6	$5,249.8
Total assets	$9,922.2	$8,906.0	$7,669.1	$7,266.7	$6,518.5
Long-term debt	$2,848.6	$2,737.1	$2,362.9	$2,088.9	$2,161.8
Total stockholders' equity	$3,072.4	$2,819.3	$2,400.0	$2,060.8	$1,914.0

(A)	All share and per share amounts above have been retroactively adjusted to reflect the effects of the stock split for all periods presented.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an estimate of the approximate amount of our fees and expenses (other than underwriting discounts and commissions) in connection with the issuance and sale of the common stock, par value $0.01 per share:

Amount to Be Paid
Registration fee under the Securities Act of 1933	$29,679
Printing and engraving*	50,000
Accounting services*	5,000
Legal fees of company counsel*	7,500
Expenses and counsel fees for qualification or registration of the Securities under state securities laws*	1,000
Miscellaneous, including traveling, telephone, copying, shipping, and other out-of-pocket expenses*	1,821
Total	$95,000
*Estimated. Actual amounts to be determined from time to time.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 1031 of the Oklahoma General Corporation Act provides that we may, and in some circumstances must, indemnify our directors and officers against liabilities and expenses incurred by them as a result of serving in that capacity, subject to some limitations and conditions set forth in the statute. Substantially similar provisions that require indemnification are contained in our Restated Certificate of Incorporation, which is filed as Exhibit 3.01 to our Form 10-Q for the quarter ended June 30, 2011, and incorporated herein by this reference. Our Restated Certificate of Incorporation also contains provisions limiting the liability of our directors and officers in some instances. We have an insurance policy covering our directors and officers against specified personal liability, which may include liabilities under the Securities Act of 1933, as amended. We would expect that any underwriting, purchase or similar agreement would include provisions requiring the underwriters, purchasers or agents to indemnify our directors and officers in some circumstances.

ITEM 16.    EXHIBITS.
EXHIBITS

Exhibit Number	Description of Exhibits
5.01	Opinion of counsel as to legality of the shares of common stock.
23.01	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.02	Consent of Deloitte & Touche LLP, independent auditors.
23.03	Legal counsel's consent (included in Exhibit 5.01 hereto).
24.01	Power of attorney.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.    Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.    Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.    Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City and State of Oklahoma on the 6th day of August, 2013.

OGE ENERGY CORP.

By /s/	Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter B. Delaney
Peter B. Delaney	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 6, 2013
/s/ Sean Trauschke
Sean Trauschke	Vice President and Chief Financial Officer (Principal Financial Officer)	August 6, 2013
/s/ Scott Forbes
Scott Forbes	Controller and Chief Accounting Officer (Principal Accounting Officer)	August 6, 2013
*
James H. Brandi	Director	August 6, 2013
*
Wayne H. Brunetti	Director	August 6, 2013
*
Luke R. Corbett	Director	August 6, 2013
*
John D. Groendyke	Director	August 6, 2013
*
Kirk Humphreys	Director	August 6, 2013
*
Robert Kelley	Director	August 6, 2013
*
Robert O. Lorenz	Director	August 6, 2013
*
Judy R. McReynolds	Director	August 6, 2013
*
Leroy C. Richie	Director	August 6, 2013

By:	/s/ Scott Forbes
	Scott Forbes	August 6, 2013
(Attorney-in-Fact)

EXHIBITS

Exhibit Number	Description of Exhibits
5.01	Opinion of counsel as to legality of the shares of common stock.
23.01	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.02	Consent of Deloitte & Touche LLP, independent auditors.
23.03	Legal counsel's consent (included in Exhibit 5.01 hereto).
24.01	Power of attorney.